Exhibit 1

Luby’s Savings and Investment Plan

Financial Statements

December 31, 2004 and 2003

Luby’s Savings and Investment Plan

Independent Auditors’ Report

To the Plan Administrative Committee
Luby’s Savings and Investment Plan
San Antonio, Texas

We have audited the accompanying statements of net assets available for benefits of Luby’s Savings and Investment Plan as of December 31, 2004 and 2003, and the related statement of changes in net assets available for benefits for the year ended December 31, 2004. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America, pursuant to the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the net assets available for benefits of Luby’s Savings and Investment Plan as of December 31, 2004 and 2003, and the changes in its net assets available for benefits for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Certified Public Accountants
June 27, 2005

Luby’s Savings and Investment Plan

Statements of Net Assets Available for Benefits

December 31, 2004 and 2003

	2004	2003
Assets

Investments – at fair value	$14,157,158	$9,883,788

Receivables:
Participant contributions	—	55,292
Employer contributions	—	10,109

Total receivables	—	65,401

Net assets available for benefits	$14,157,158	$9,949,189

Notes to financial statements form an integral part of these statements.

Luby’s Savings and Investment Plan

Statement of Changes in Net Assets Available for Benefits

Year Ended December 31, 2004

Additions to net assets attributed to:
Investment income:
Interest and dividends	$28,983
Net appreciation in fair value of investments	1,636,932

Total investment income	1,665,915

Contributions:
Participants	4,477,907
Employer	195,749

Total additions	6,339,571

Deductions from net assets attributed to:
Benefits to participants	(2,504,041)
Administrative expenses	(6,434)

Total deductions	(2,510,475)

Net increase	3,829,096

Transfers from other plans	378,873

Net assets available for benefits at beginning of year	9,949,189

Net assets available for benefits at end of year	$14,157,158

Notes to financial statements form an integral part of these statements.

Luby’s Savings and Investment Plan

Notes to Financial Statements

1.	Description of Plan

The following brief description of Luby’s Savings and Investment Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General

The Plan, which was effective on March 1, 1997, is a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code (“IRC”). Employees of Luby’s, Inc. (the “Company”) and Luby’s Restaurants Limited Partnership who complete one year of service, which is defined as 1,000 hours, and have attained age 21 are eligible to participate in the Plan on the next January 1, April 1, July 1, or October 1. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Contributions and Investment Options

Participants may contribute an amount not less than 1% and not more than 15% of their compensation, limited by 401(k) regulations. Effective January 1, 2001, the Plan was amended to allow for matching Company contributions. The Company matches 25% of up to 4% of the participant’s compensation. Compensation is subject to certain limitations imposed by the IRC. Participants direct the investment of all contributions into various investment options offered by the Plan. The Plan currently offers five collective funds, four mutual funds, and one common stock fund.

Participant Accounts

Each participant’s account is credited with the participant’s contribution, the Company’s matching contributions, and allocations of Plan earnings. Each account is in turn charged with an allocation of any applicable participant expenses. According to the Plan, forfeited balances of nonvested terminated participants are first used to restore previously forfeited accounts and then used to reduce Company contributions. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Luby’s Savings and Investment Plan

Notes to Financial Statements

1.	Description of Plan (continued)

Vesting

Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Company matching contributions and actual earnings thereon vest according to the following schedule:

Vested
Completed Years of Active Service	Percentage
Less than two years	0%
Two years but less than three years	25%
Three years but less than four years	50%
Four years but less than five years	75%
Five years of more	100%

Participant Loans

Participants may borrow up to 50% of their account balance within a range minimum of $1,000 and a defined maximum of $50,000, reduced by the highest amount of any loan outstanding within the previous 12 months. Loan terms range up to 5 years for general purpose loans or up to 15 years for the purchase of a primary residence. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with prevailing rates as determined quarterly by the Plan administrator. At loan origination, interest rates are set at prime plus 1%. Principal and interest are paid ratably through payroll deductions.

Payment of Benefits

Upon retirement, or in the event of death or disability, a participant will receive a lump-sum payment of his or her account in the Plan and all amounts which have been allocated to his or her Plan account. In the event of termination of employment with the Company for any other reason, the participant is entitled to the vested portion of his or her account in the Plan and all vested amounts which have been allocated to his or her Plan account.

Luby’s Savings and Investment Plan

Notes to Financial Statements

2.	Summary of Significant Accounting Policies

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Following is a summary of the Plan’s more significant accounting and reporting policies:

Basis of Presentation

The financial statements of the Plan have been prepared on the accrual basis of accounting and present the net assets available for the benefit of the participants and changes in those net assets.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. The fair value of mutual funds and common stock fund is based on quoted market prices on the valuation date. Collective funds are stated at fair value as determined by the issuer based on the fair value of the underlying investments. Participant loans and money market funds are stated at cost, which approximates fair value. Changes in fair market value and gains and losses on the sale of investment securities are reflected in the statement of changes in net assets available for benefits as net appreciation in fair value of investments.

Purchases and sales of securities are recorded on a settlement-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

Expenses

Certain administrative expenses of the Plan are paid by the Company.

Luby’s Savings and Investment Plan

Notes to Financial Statements

3. Investments

Plan assets in excess of 5% of net assets available for benefits consist of the following:

	December 31,
Description of Investment	2004	2003
AET Income Fund II	$—	$1,860,737
AET Medium-Term Horizon Fund	—	1,293,664
AET Long-Term Horizon Fund	—	1,441,595
AET Equity Index Fund II	—	1,224,487
Baron Asset Fund	—	1,445,460
Janus Overseas Fund	—	743,090
American Funds EuroPacific	1,126,495	—
AIM Opportunities I	1,571,665	—
AIM S&P 500 Index Investors	1,723,737	—
American Funds American Balanced	3,622,913	—
INVESCO Stable Value Fund	2,357,050	—
Luby’s, Inc. Pooled Stock Fund	1,542,316	900,295
Participant loans	723,424	385,997

During 2004, the Plan’s investments (including gains and losses on investments purchased, sold, and held during the year) appreciated in value by $1,636,932 as follows:

Collective and Mutual Funds	$994,911
Common stock fund	642,021

$1,636,932

4.	Risks and Uncertainties

The Plan invests in various investment instruments. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefit.

Luby’s Savings and Investment Plan

Notes to Financial Statements

5.	Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated September 17, 2002 that the Plan is designed in accordance with applicable provisions of the IRC. Subsequent to the issuance of the determination letter, the Plan was amended. The Plan administrator and the Plan’s tax counsel believe the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC.

6.	Benefits Payable to Terminated Employees

For the years ended December 31, 2004 and 2003, there were no withdrawing participants in the Plan entitled to aggregate vested benefits for benefit claims that had been processed and approved for payment prior to December 31, 2004 and 2003 but not yet paid as of that date.

7.	Termination of the Plan

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions and terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

8.	Related-Party Transactions

Certain Plan investments are shares of mutual funds managed by American Funds. American Funds is the custodian and, therefore, these transactions qualify as party-in-interest transactions. Administrative expenses and loan fees paid by the Plan totaled $6,434 for the year ended December 31, 2004.